BRIDGE CREDIT AGREEMENT


                       Dated as of November 11, 1998


                               By and Among


                            HUGHES SUPPLY, INC.


                                    AND


           SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION,
                                    and
                        FIRST UNION NATIONAL BANK,
as Lenders



                             TABLE OF CONTENTS

                                                                           Page

ARTICLE I      DEFINITIONS; CONSTRUCTION                                    01

     Section 1.01.   Definitions; Construction                              01
     Section 1.02.   Accounting Terms and Determination                     08
     Section 1.03.   Other Definitional Terms                               08
     Section 1.04.   Exhibits                                               09

ARTICLE II     LOANS                                                        09

     Section 2.01.   Commitment; Use of Proceeds                            09
     Section 2.02.   Notes; Repayment of Principal                          09
     Section 2.03.   Voluntary Reduction of Loan                            10
     Section 2.04.   Funding Notices                                        10
     Section 2.05.   Disbursement of Funds                                  11
     Section 2.06.   Interest                                               11
     Section 2.07.   Interest Periods                                       12
     Section 2.08.   Voluntary Prepayments of Borrowings                    13
     Section 2.09.   Payments, etc.                                         14
     Section 2.10.   Interest Rate Not Ascertainable, etc.                  15
     Section 2.11.   Illegality                                             15
     Section 2.12.   Increased Costs                                        16
     Section 2.13.   Lending Offices                                        17
     Section 2.14.   Funding Losses                                         18
     Section 2.15.   Assumptions Concerning Funding of Eurodollar
                     Advances                                               18
     Section 2.16.   Apportionment of Payments                              18
     Section 2.17.   Sharing of Payments, Etc.                              18
     Section 2.18.   Capital Adequacy                                       19
     Section 2.19.   Benefits to Guarantors                                 19
     Section 2.20.   Limitation on Certain Payment Obligations              19

ARTICLE III    CONDITIONS TO BORROWINGS                                     20

     Section 3.01.   Conditions Precedent to Commitments                    20
     Section 3.02.   Conditions to All Loans                                21

ARTICLE IV     REPRESENTATIONS AND WARRANTIES                               23



ARTICLE V      COVENANTS                                                    23

     Section 5.01.   Covenants in Amended and Restated Credit Agreement     23
     Section 5.02.   Additional Guarantors                                  24


ARTICLE VI     EVENTS OF DEFAULT                                            24

     Section 6.01.   Payments                                               24
     Section 6.02.   Covenants                                              24
     Section 6.03.   Representations                                        24
     Section 6.04.   Defaults Under Amended ad Restated Credit Agreement    25
     Section 6.05.   Bankruptcy                                             25
     Section 6.06.   Default Under Other Credit Documents                   25


ARTICLE VII    MISCELLANEOUS                                                26

     Section 7.01.   Notices                                                26
     Section 7.02.   Amendments, Etc.                                       26
     Section 7.03.   No Waiver; Remedies Cumulative                         26
     Section 7.04.   Payment of Expenses, Etc.                              27
     Section 7.05.   Right of Setoff                                        28
     Section 7.06.   Benefit of Agreement                                   28
     Section 7.07.   Governing Law; Submission to Jurisdiction              30
     Section 7.08.   Independent Nature of Lenders' Rights                  32
     Section 7.09.   Counterparts                                           32
     Section 7.10.   Effectiveness; Survival                                32
     Section 7.11.   Severability                                           32
     Section 7.12.   Independence of Covenants                              32
     Section 7.13.   Headings Descriptive; Entire Agreement                 33
     Section 7.14.   Time is of the Essence                                 33
     Section 7.15.   Usury                                                  33
     Section 7.16.   Construction                                           33

                                 EXHIBITS

Exhibit A                Form of Note
Exhibit B                Form of Subsidiary Guaranty Agreement
Exhibit C                Form of Contribution Agreement
Exhibit D                Form of Closing Certificate

                          BRIDGE CREDIT AGREEMENT


          THIS BRIDGE CREDIT AGREEMENT, dated as of November 11, 1998 (the "Agreement") by and among HUGHES SUPPLY, INC. ("Borrower"), a Florida corporation, SUNTRUST BANK, CENTRAL FLORIDA, NATIONAL ASSOCIATION ("SunTrust"), a national banking association, and FIRST UNION NATIONAL BANK, a national banking associating ("First Union", and collectively with SunTrust, the "Lenders").

                           W I T N E S S E T H :

          WHEREAS, the Borrower has requested from the Lenders, and the Lenders have agreed, to commit to a $50,000,000 bridge credit facility to the Borrower on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                               ARTICLE I

     DEFINITIONS; CONSTRUCTION

          Section 1.01. Definitions. As used in this Agreement, and in any instrument, certificate, document or report delivered pursuant hereto, the following terms shall have the following meanings (to be equally applicable to both the singular and plural forms of the term defined):

          "Advance" shall mean any principal amount advanced and remaining outstanding at any time under the Loans which Advance shall be made or outstanding as a Base Rate Advance or Eurodollar Advance, as the case may be.

          "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person.

          "Agreement" shall mean this Bridge Credit Agreement, either as originally executed or as it may be from time to time supplemented, amended, restated, renewed or extended and in effect.

          "Amended and Restated Credit Agreement" shall mean that certain Amended and Restated Revolving Credit and Line of Credit Agreement, dated as of August 18, 1997, by and among Hughes Supply, Inc., a Florida corporation, SunTrust Bank, Central Florida, National Association, a national banking association, SouthTrust Bank, National Association, a na tional banking association, NationsBank, N.A., a national banking association, First Union National Bank, a national banking Association, Barnett Bank, N.A., a national banking association, and PNC Bank, Kentucky, Inc., a Kentucky banking corporation, and SunTrust Bank, Central Florida, National Association as Agent thereunder, as amended by the First Amendment to Amended and Restated Revolving Credit and Line of Credit Agreement, dated as of April 22, 1998, as so amended and as from time to time amended, restated, modified or supplemented hereinafter.

          "Bankruptcy Code" shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. 101 et seq.).

          "Base Rate" shall mean (with any change in the Base Rate to be effective as of the date of change of either of the following rates), with respect to the Loans, the higher of (a) the rate which SunTrust designates from time to time to be its prime lending rate, as in effect from time to time, and (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. SunTrust's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers; SunTrust may make commercial loans or other loans at rates of interest at, above or below its prime lending rate.

          "Base Rate Advance" shall mean an Advance made or outstanding as a Loan, bearing interest based on the Base Rate.

          "Base Rate Loan" shall mean any Loan hereunder which bears interest at the Base Rate.

          "Borrowing" shall mean the incurrence by Borrower under the Commitments of Advances of one Type concurrently having the same Interest Period or the continuation or conversion of an existing Borrowing or Borrowings in whole or in part.

          "Business Day" shall mean, with respect to Eurodollar Loans, any day other than a day on which commercial banks are closed or required to be closed for domestic and international business, including dealings in Dollar deposits on the London interbank market, and with respect to all other Loans and matters, any day other than Saturday, Sunday and a day on which commercial banks are required to be closed for business in Atlanta, Georgia, or Orlando, Florida.
          "Closing Date" shall mean the date on or before November 11, 1998, on which the Lenders extend the Commitments and the conditions set forth in Section 3.01 are satisfied or waived in accordance with Section 7.02.

          "Commitment" shall mean, at any time for any Lender, the amount of such commitment set forth opposite such Lender's name on the signature pages hereof or in any assignment executed by an assignee of a Lender pursuant to Section 7.06, as the same may be increased or decreased from time to time as a result of any reduction thereof pursuant to Section 2.03, any assignment thereof pursuant to Section 7.06, or any amendment thereof pursuant to Section 7.02.

          "Consolidated Companies" shall mean, collectively, Borrower and all of its Subsidiaries.

          "Credit Documents" shall mean, collectively, this Agreement, the Notes, the Guaranty Agreements, and all other Guaranty Documents, if any.

          "Credit Parties" shall mean, collectively, each of Borrower, the Guarantors, and every other Person who from time to time executes a Credit Document with respect to all or any portion of the Obligations.

          "Default" shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

          "Dollar" and "U.S. Dollar" and the sign "$" shall mean lawful money of the United States of America.

          "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof, having total assets in excess of $1,000,000,000 or any commercial finance or asset based lending Affiliate of any such commercial bank and (ii) any Lender or any Affiliate of any Lender.

          "Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any Hazardous Substance (as defined in CERCLA), petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (i) the Clean Air Act (42 U.S.C. 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. 1251 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), (iv) the Toxic Substances Control Act (15 U.S.C. 2601 et seq.) and (v) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C.
 9601 et seq.).

          "Eurodollar Advance" shall mean an Advance made or outstanding as a Loan, bearing interest based on LIBOR.

          "Eurodollar Loan" shall mean any Loan hereunder which bears interest based on LIBOR.

          "Event of Default" shall have the meaning set forth in Article
VI.

          "Executive Officer" shall mean with respect to any Person (other than a Guarantor), the President, Vice Presidents, Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties, and with respect to a Guarantor, the President.

          "Federal Funds Rate" shall mean for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by SunTrust from three Federal funds brokers of recognized standing selected by SunTrust.

          "Final Maturity Date" shall mean the date on which all commitments have been terminated and all amounts outstanding under this Agreement have been declared or have automatically become due and payable pursuant to the provisions of Article VI.

          "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Guarantors" shall mean, collectively, each Subsidiary of the Borrower that has executed a Guaranty Agreement as of the Closing Date, together with all other Material Subsidiaries that hereafter execute a Guaranty Agreement, and their respective successors and permitted assigns.

          "Guaranty Agreements" shall mean, collectively, the Guaranty Agreement executed by each of the Guarantors in favor of the Lenders, substantially in the form of Exhibit B as the same may be amended, restated or supplemented from time to time, and the Contribution Agreement executed by each of the Guarantors, substantially in the form of Exhibit C as the same may be amended, restated or supplemented from time to time.

          "Guaranty Documents" shall mean, collectively, the Guaranty Agreements, and each other guaranty agreement, mortgage, deed of trust, security agreement, pledge agreement, or other security or collateral document guaranteeing or securing the Obligations, as the same may be amended, restated, or supplemented from time to time, and the Contribution Agreements executed by each of the Guarantors, as the same may be amended, restated or supplemented from time to time.

          "Interest Period" shall mean, with respect to Eurodollar Loans, the period of 1 or 2 months selected by the Borrower, pursuant to the terms of the credit facility and subject to customary adjustments in duration; provided, that (a) the first day of an Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day for Eurodollar Loans shall be extended to the next succeeding Business Day for Eurodollar Loans, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day for Eurodollar Loans.

          "Investment" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

          "Lender" or "Lenders" shall mean the banks and lending institutions listed on the signature pages hereof, and each assignee thereof, if any, pursuant to Section 7.06.

          "Lending Installation" shall mean any office, branch, subsidiary or affiliate of any Lender.

          "Lending Office" shall mean for each Lender the office such Lender may designate in writing from time to time to Borrower with respect to each Type of Loan.

          "LIBOR" shall mean, for any Interest Period, the offered rates for deposits in U.S. dollars for a period comparable to the Interest Period appearing on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on the day that is two London banking days prior to the first day of the Interest Period. If at least two such rates appear on the Reuters Screen LIBOR Page, the rate for that Interest Period will be the arithmetic mean of such rates, rounded, if necessary, to the next higher 1/16 of 1.0%. If the foregoing rate is unavailable from the Reuters Screen for any reason, then such rate shall be determined by SunTrust from Telerate Page 3750 or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by SunTrust to Borrower and the other Lenders; in any such case rounded, if necessary, to the next higher 1/16 of 1.0%, if the rate is not such a multiple.

          "Loans" shall mean, collectively, the revolving credit loans made to Borrower by the Lenders pursuant to Section 2.01.

          "Materially Adverse Effect" shall mean the occurrence of an event, which would (i) cause the recognition of a liability, as required by Statement of Financial Accounting Standards No. 5, in the current quarter financial statements in the amount of $5,000,000 or more, or (ii) cause an auditor to have a substantial doubt about the ability of Borrower to continue as a going concern after consideration of management's plans as described in Statement of Auditing Standards, No. 59.

          "Material Subsidiary" shall mean each Subsidiary of Borrower, now existing or hereinafter established or acquired, that at any time prior to the Final Maturity Date, has or acquires total assets in excess of $1,000,000 or that accounted for or produced more than 5% of the Consolidated EBITR of Borrower on a consolidated basis during any of the three most recently completed fiscal years of Borrower.

          "Note" shall mean a promissory note evidencing Loans in the form attached hereto as Exhibit A, as the same may be from time to time supplemented, modified, amended, renewed or extended.

          "Notice of Borrowing" shall have the meaning provided in
Section 2.04.

          "Notice of Continuation/Conversion" shall have the meaning provided in Section 2.04.

          "Obligations" shall mean all amounts owing to the Lenders pursuant to the terms of this Agreement and all other Credit Documents, including without limitation, all Loans (including all principal and interest payments due thereunder), fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Credit Parties, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renew als, extensions, modifications or refinancings thereof.

          "Payment Office" shall mean, for any Lender, the "Payment Office" listed on its signature page to this Agreement.


          "Person" shall mean and shall include an individual, a part nership, a joint venture, a corporation, a trust, an unincorporated association, a government or any department or agency thereof and any other entity whatsoever.

          "Pro Rata Share" shall mean, with respect to each of the Commitments of each Lender and each Loan to be made by and each payment (including, without limitation, any payment of principal, interest or fees) to be made to each Lender, the percentage designated as such Lender's Pro Rata Share of such Commitments, such Loans or such payments, as applicable, set forth under the name of such Lender on the respective signature page for such Lender or in any assignment hereafter executed by an assignee of a Lender pursuant to Section 7.06, in each case as such Pro Rata Share may change from time to time as a result of assignments or amendments made pursuant to this Agreement.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

          "Requirement of Law" for any Person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Reuters Screen" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuter Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

          "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

          "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

          "Telerate" shall mean, when used in connection with any designated page and the "Certificate of Deposit Rate" or "LIBOR," the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to the "Certificate of Deposit Rate" or "LIBOR").

          "Termination Date" shall mean January 31, 1999.

          "Type" of Borrowing shall mean a Borrowing consisting of Base Rate Advances or Eurodollar Advances.

          Section 1.02. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP.

          Section 1.03. Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

          Section 1.04. Exhibits. All Exhibits attached hereto are by reference made a part hereof.


                               ARTICLE II

     LOANS

          Section 2.01.  Commitments; Use of Proceeds.

          (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make to Borrower from time to time on and after the Closing Date, but prior to the Termination Date, Loans in an aggregate amount outstanding at any time not to exceed such Lender's Commitment. Borrower shall be entitled to repay and reborrow Loans in accordance with the provisions hereof.

          (b) Each Loan shall, at the option of Borrower, be made or continued as, or converted into, part of one or more Borrowings comprised of Base Rate Advances or Eurodollar Advances. The aggregate principal amount of each Borrowing of Loans shall be not less than $2,000,000 or a greater integral multiple of $100,000, provided that each Borrowing of Loans comprised of Base Rate Advances shall be not less than $250,000 or a greater integral multiple of $10,000. At no time shall the number of Borrowings outstanding under this Article II exceed six; provided that, for the purpose of determining the number of Borrowings outstanding and the minimum amount for Borrowings resulting from conversions or continuations, all Borrowings of Base Rate Advances shall be considered as one Borrowing. The parties hereto agree that (i) the aggregate principal balance of the Loans of the Lenders as a group shall not exceed the aggregate principal amount of all Commitments, and (ii) no Lender shall be obligated to make Loans in excess of the Commitment of such Lender.

          (c) The proceeds of Loans shall be used solely to finance acquisitions of stock or assets of other corporations by the Borrower or its Subsidiaries and for general corporate purposes.


          Section 2.02.  Notes; Repayment of Principal.

          (a) Borrower's obligations to pay the principal of, and interest on, the Loans to each Lender shall be evidenced by the records of such Lender and by the Note payable to such Lender (or the assignor of such Lender) completed in conformity with this Agreement.

          (b) All outstanding principal amounts under the Loans shall be due and payable in full on the Termination Date.

          Section 2.03. Voluntary Reduction of Commitments. Upon at least three (3) Business Days' prior telephonic notice (promptly confirmed in writing) to both Lenders, Borrower shall have the right, without premium or penalty, to terminate the Commitments, in part or in whole, provided that
(i) any such termination shall apply to proportionately and permanently reduce the Commitments of each of the Lenders, (ii) any partial termination pursuant to this Section 2.03 shall be in an amount of at least $1,000,000 and integral multiples of $100,000, and (iii) no such reduction shall be permitted if prohibited or without payment of all costs required to be paid hereunder with respect to a prepayment. If the aggregate outstanding amount of the Loans exceeds the amount of the Commitments as so reduced, Borrower shall immediately repay the Loans by an amount equal to such excess, together with all accrued but unpaid interest on such excess amount and any amounts due under Section 2.14 hereof.

          Section 2.04.  Funding Notices.

          (a) Whenever Borrower desires to make a Borrowing of Loans under its Commitments, it shall give both Lenders prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing (a "Notice of Borrowing"), such Notice of Borrowing to be given prior to 11:00 A.M. (Atlanta, Georgia time) at its Payment Office (x) one Business Day prior to the requested date of such Borrowing in the case of Base Rate Ad vances, and (y) three Business Days prior to the requested date of such Borrowing in the case of Eurodollar Advances. Notices received after 11:00 A.M. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify the aggregate principal amount of the Borrowing, the date of Borrowing (which shall be a Business
Day), and whether the Borrowing is to consist of Base Rate Advances or Eurodollar Advances and (in the case of Eurodollar Advances) the Interest Period to be applicable thereto.

          (b) Whenever Borrower desires to convert all or a portion of an outstanding Borrowing of Loans under its Commitments which Borrowing consists of Base Rate Advances into one or more Borrowings consisting of Eurodollar Advances or to continue outstanding a Borrowing consisting of Eurodollar Advances for a new Interest Period, it shall give the Lenders at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each such Borrowing to be converted into or continued as Eurodollar Advances. Such notice (a "Notice of Continuation/Conversion") shall be given prior to 11:00 A.M. (Atlanta, Georgia time) on the date specified at the Payment Office of the Lenders. Each such Notice of Continuation/Conversion shall be irrevocable and shall specify the aggregate principal amount of the Advances to be converted or continued, the date of such conversion or continuation and the Interest Period applicable thereto. If, upon the expiration of any Interest Period in respect of any Borrowing, Borrower shall have failed to deliver the Notice of Continuation/Conversion, Borrower shall be deemed to have elected to convert or continue such Borrowing to a Borrowing consisting of Base Rate Advances. So long as any Executive Officer of Borrower has knowledge that any Default or Event of Default shall have occurred and be continuing, no Borrowing may be converted into or continued as (upon expiration of the current Interest Period) Eurodollar Advances unless each of the Lenders shall have otherwise consented in writing. No conversion of any Borrowing of Eurodollar Advances shall be permitted except on the last day of the Interest Period in respect thereof.

          (c) Without in any way limiting Borrower's obligation to confirm in writing any telephonic notice, the Lenders may act without liability upon the basis of telephonic notice believed by the Lenders in good faith to be from Borrower prior to receipt of written confirmation. In each such case, Borrower hereby waives the right to dispute each Lender's record of the terms of such telephonic notice.

          Section 2.05.  Disbursement of Funds.

          (a) No later than 11:00 A.M. (Atlanta, Georgia time) on the date of each Borrowing pursuant to the Commitments (other than one resulting from a conversion or continuation pursuant to Section 2.04(b)), each Lender will make available its Pro Rata Share of the amount of such Borrowing in immediately available funds by crediting such amounts to Borrower's demand deposit account maintained with such Lender or at Borrower's option, to effect a wire transfer of such amounts to Borrower's account specified by the Borrower, by the close of business on such Business Day.

          (b) All Borrowings shall be loaned by the Lenders on the basis of their Pro Rata Share of the Commitments. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fund its Commitments hereunder.

          Section 2.06.  Interest.

          (a) Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at rates per annum (on the basis of a 360-day year) equal to the applicable rates indicated below:

          (i) For Base Rate Advances - The Base Rate in effect from time to time; and

          (ii) For Eurodollar Advances - The relevant Adjusted LIBO Rate plus an additional forty-five one hundredths of one percent (0.45%).

          (b) Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of the Loans, and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue:

          (i) in the case of overdue principal and interest with respect to all Loans outstanding as Eurodollar Advances, at the rate otherwise applicable for the then-current Interest Period plus an additional two percent (2.0%) per annum; thereafter at the rate in effect for Base Rate Advances plus an additional two percent (2.0%) per annum; and

          (ii) in the case of overdue principal and interest with respect to all other Loans outstanding as Base Rate Advances, and all other Obligations hereunder (other than Loans), at a rate equal to the applicable Base Rate plus an additional two percent (2.0%) per annum; provided that no Loan shall bear interest after maturity, whether by non-payment at scheduled due date, acceleration, notice of prepayment or otherwise at a rate per annum less than two percent (2.0%) per annum in excess of the rate of interest applicable thereto at maturity.

          (c) Interest on each Loan shall accrue from and including the date of such Loan to but excluding the date of any repayment thereof; provided that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan. Interest on all outstanding Base Rate Advances shall be payable quarterly in arrears on the last calendar day of each calendar quarter of Borrower in each year. Interest on all outstanding Eurodollar Advances shall be payable on the last day of each Interest Period applicable thereto and on the Final Maturity Date. Interest on all Loans shall be payable on any conversion of any Advances comprising such Loans into Advances of another Type, prepayment (on the amount prepaid), at maturity (whether by acceleration, notice of prepayment or otherwise) and, after maturity, on demand.

          (d)  SunTrust, upon determining LIBOR for any Interest
Period, shall promptly notify by telephone (confirmed in writing) or in writing Borrower and the other Lenders. Any such determination shall, absent manifest error, be final, conclusive and binding for all purposes.

          Section 2.07. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of Loans comprised of Eurodollar Advances, Borrower shall select an interest period (each an "Interest Period") to be applicable to such Eurodollar Advances, which Interest Period shall be either a 1 or 2 month period; provided that:

          (i) The initial Interest Period for any Borrowing of Eurodollar Advances shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing consisting of Advances of another Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

          (ii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of Eurodollar Advances would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

          (iii) Any Interest Period in respect of Eurodollar Advances which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall, subject to part
(iv) below, expire on the last Business Day of such calendar month.

          Section 2.08.  Voluntary Prepayments of Borrowings.

          (a) Borrower may, at its option, prepay Borrowings consisting of Base Rate Advances at any time in whole, or from time to time in part, in amounts aggregating $250,000 or any greater integral multiple of $10,000, by paying the principal amount to be prepaid together with interest accrued and unpaid thereon to the date of prepayment. Those Borrowings consisting of Eurodollar Advances may be prepaid, at Borrower's option, in whole, or from time to time in part, in the respective minimum amounts and multiples set forth in Section 2.01(b) by paying the principal amount to be prepaid, together with interest accrued and unpaid thereon to the date of prepayment, and all compensation payments pursuant to
Section 2.14 if such prepayment is made on a date other than the last day of an Interest Period applicable thereto. Each such optional prepayment shall be applied in accordance with Section 2.09(c) below.

          (b) Borrower shall give written notice (or telephonic notice confirmed in writing) to the Lenders of any intended prepayment of the Loans (i) not less than one Business Day prior to any prepayment of Base Rate Advances and (ii) not less than three Business Days prior to any prepayment of Eurodollar Advances. Such notice, once given, shall be irrevocable.

          (c) Borrower, when providing notice of prepayment pursuant to Section 2.09(b) may designate the Types of Advances and the specific Borrowing or Borrowings which are to be prepaid, provided that (i) if any prepayment of Eurodollar Advances made pursuant to a single Borrowing of the Loans shall reduce the outstanding Advances made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall immediately be converted into Base Rate Advances; and (ii) each prepayment made pursuant to a single Borrowing shall be applied pro rata among the Loans comprising such Borrowing. All voluntary prepayments shall be applied to the payment of any unpaid interest before application to principal.

          Section 2.09.  Payments, etc.

          (a) Except as otherwise specifically provided herein, all payments under this Agreement and the other Credit Documents shall be made without defense, set-off or counterclaim to the respective Lenders, not later than 1:00 P.M. (Atlanta, Georgia time) on the date when due and shall be made in Dollars in immediately available funds at the respective Payment Office.

          (b) All such payments shall be made free and clear of and without deduction or withholding for any Taxes in respect of this Agreement, the Notes or other Credit Documents, or any payments of principal, interest, fees or other amounts payable hereunder or thereunder (but excluding any Taxes imposed on the overall net income of the Lenders pursuant to the laws of the jurisdiction in which the principal executive office or appropriate Lending Office of such Lender is located). If any Taxes are so levied or imposed, Borrower agrees (A) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the Notes and other Credit Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Section 2.09), will not be less than the full amount provided for herein had no such deduction or withholding been required, (B) to make such withholding or deduction and (C) to pay the full amount deducted to the relevant authority in accordance with applicable law. Borrower will furnish to each Lender, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower will indemnify and hold harmless each Lender and reimburse each Lender upon written request for the amount of any Taxes so levied or imposed and paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or illegally asserted. A certificate as to the amount of such payment by such Lender, absent manifest error, shall be final, conclusive and binding for all purposes.

          (c) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to Borrower, prior to the time it becomes a Lender hereunder, two copies of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 or any successor forms thereto (wherein such Lender claims entitlement to complete exemption from or reduced rate of U.S. Federal withholding tax on interest paid by Borrower hereunder) and to provide to Borrower a new Form 4224 or Form 1001 or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form; provided, however, that no Lender shall be required to furnish a form under this paragraph (c) if it is not entitled to claim an exemption from or a reduced rate of withholding under applicable law. A Lender that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law, promptly upon written request of Borrower, shall so inform Borrower in writing.

          (d) Subject to Section 2.07(a), whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

          (e) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), except that interest on Base Rate Advances shall be computed on the basis of a year of 360 days for the actual number of days. Interest on Base Rate Advances shall be calculated based on the Base Rate from and including the date of such Loan to but excluding the date of the repayment or conversion thereof. Interest on Eurodollar Advances shall be calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Each determination by SunTrust of an interest rate hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

          Section 2.10. Interest Rate Not Ascertainable, etc. In the event that SunTrust, in the case of LIBOR, shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining LIBOR for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or SunTrust's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBO Rate then, and in any such event, SunTrust shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the other Lenders of such determination and a summary of the basis for such determination. Until SunTrust notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lenders to make or permit portions of the Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances shall be suspended, and such affected Advances shall bear the same interest as Base Rate Advances.

          Section 2.11.  Illegality.

          (a) In the event that any Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Advance has become unlawful by compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to Borrower and the other Lenders of such determination and a summary of the basis for such determination.

          (b) Upon the giving of the notice to Borrower referred to in subsection (a) above, (i) Borrower's right to request and such Lender's obligation to make Eurodollar Advances shall be immediately suspended, and such Lender shall make an Advance as part of the requested Borrowing of Eurodollar Advances as a Base Rate Advance, which Base Rate Advance shall, for all other purposes, be considered part of such Borrowing, and (ii) if the affected Eurodollar Advance or Advances are then outstanding, Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to the affected Lender, convert each such Advance into an Advance or Advances of a different Type with an Interest Period ending on the date on which the Interest Period applicable to the affected Eurodollar Advances expires, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.11(b).

          Section 2.12.  Increased Costs.

          (a) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

          (i) any Lender (or its applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Advances or its obligation to make Eurodollar Advances, or the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or its obligation to make Eurodollar Advances shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable Lending Office imposed by the jurisdiction in which such Lender's principal executive office or applicable Lending Office is located); or

          (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender's applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Advances or its obligation to make Eurodollar Advances shall be imposed on any Lender or its applicable Lending Office or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Advances (except to the extent already included in the determination of the applicable Adjusted LIBO Rate for Eurodollar Advances), or there shall be a reduction in the amount received or receivable by such Lender or its applicable Lending Office, then Borrower shall from time to time (subject, in the case of certain Taxes, to the applicable provisions of Section 2.09(b)), upon written notice from and demand by such Lender on Borrower, pay to such Lender within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

          (b) If any Lender shall advise the Borrower and the other Lenders that at any time, because of the circumstances described in clauses
(x) or (y) in Section 2.12(a) or any other circumstances beyond such Lender's reasonable control arising after the date of this Agreement affecting such Lender or the London interbank market or the United States secondary certificate of deposit market or such Lender's position in such markets, LIBOR, as determined by SunTrust, will not adequately and fairly reflect the cost to such Lender of funding its Eurodollar Advances, then, and in any such event:

          (i) Borrower's right to request and such Lender's obligation to make or permit portions of the Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances shall be immediately suspended; and

          (ii) such Lender shall make a Loan as part of the requested Borrowing of Eurodollar Advances, as the case may be, as a Base Rate Advance, which such Base Rate Advance shall, for all other purposes, be considered part of such Borrowing.

          Section 2.13.  Lending Offices.

          (a) Each Lender agrees that, if requested by Borrower, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate an alternate Lending Office with respect to any of its Eurodollar Advances affected by the matters or circumstances described in Sections 2.09(b), 2.10, 2.11 or 2.12 to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section 2.13 shall affect or postpone any of the obligations of Borrower or any right of any Lender provided hereunder.

          (b) If any Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) issues a public announcement with respect to the closing of its lending offices in the United States such that any withholdings or deductions and additional payments with respect to Taxes may be required to be made by Borrower thereafter pursuant to Section 2.09(b), such Lender shall use reasonable efforts to furnish Borrower notice thereof as soon as practicable thereafter; provided, however, that no delay or failure to furnish such notice shall in any event release or discharge Borrower from its obligations to such Lender pursuant to Section 2.09(b) or otherwise result in any liability of such Lender.

          Section 2.14. Funding Losses. Borrower shall compensate each Lender, upon its written request to Borrower (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Advances, in either case to the extent not recovered by such Lender in connection with the re-employment of such funds and including loss of anticipated profits), which the Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of, or conversion to or continuation of, Eurodollar Advances to Borrower does not occur on the date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion (whether or not withdrawn), (ii) if any repayment (including mandatory prepayments and any conversions pursuant to Section 2.11(b)) of any Eurodollar Advances to Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, or (iii) if, for any reason, Borrower defaults in its obligation to repay its Eurodollar Advances when required by the terms of this Agreement.

          Section 2.15. Assumptions Concerning Funding of Eurodollar Advances. Calculation of all amounts payable to a Lender under this
Article II shall be made as though that Lender had actually funded its relevant Eurodollar Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Eurodollar Advances in an amount equal to the amount of the Eurodollar Advances and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar Advances from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article II.

          Section 2.16. Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Commitments and Loans to which such payments relate, proportionately to the Lenders' respective pro rata portions of such Commitments and outstanding Loans.

          Section 2.17. Sharing of Payments, Etc. If any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code) of the Obligations (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata portion of payments or reductions on account of such obligations obtained by all the Lenders, such Lender shall forthwith (i) notify each of the other Lenders of such receipt, and (ii) purchase from the other Lenders such participations in the affected obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest unless the Lender obligated to return such funds is required to pay interest on such funds. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section
2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

          Section 2.18. Capital Adequacy. Without limiting any other provision of this Agreement, in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Closing Date, or any change therein or in the interpretation or application thereof after the Closing Date, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then within ten (10) Business Days after written notice and demand by such Lender, Borrower shall from time to time pay to such Lender additional amounts sufficient to compensate such Lender for such reduction (but, in the case of outstanding Base Rate Advances, without duplication of any amounts already recovered by such Lender by rea son of an adjustment in the applicable Base Rate). Each certificate as to the amount payable under this Section 2.18 (which certificate shall set forth the basis for requesting such amounts in reasonable detail), submitted to Borrower by any Lender in good faith, shall, absent manifest error, be final, conclusive and binding for all purposes.

          Section 2.19. Benefits to Guarantors. In consideration for the execution and delivery by the Guarantors of their Guaranty Agreement, Borrower agrees to make the benefit of extensions of credit hereunder available to the Guarantors.

          Section 2.20.  Limitation on Certain Payment Obligations.

          (a) Each Lender shall make written demand on Borrower for indemnification or compensation pursuant to Section 2.09 no later than 90 days after the earlier of (i) the date on which such Lender makes payment of such Taxes, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender for payment of such Taxes.

          (b) Each Lender shall make written demand on Borrower for indemnification or compensation pursuant to Sections 2.14 and 2.15 no later than 90 days after the event giving rise to the claim for indemnification or compensation occurs.

          (c) Each Lender shall make written demand on Borrower for indemnification or compensation pursuant to Sections 2.12 and 2.18 no later than 90 days after such Lender receives actual notice or obtains actual knowledge of the promulgation of a law, rule, order or interpretation or occurrence of another event giving rise to a claim pursuant to such sections.

          (d) In the event that the Lenders fail to give Borrower notice within the time limitations prescribed in (a) or (b) above, Borrower shall not have any obligation to pay such claim for compensation or indemni fication. In the event that the Lender fail to give Borrower notice within the time limitation prescribed in (c) above, Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand.


                               ARTICLE III

     CONDITIONS TO BORROWINGS

          The obligations of each Lender to make Advances to Borrower hereunder is subject to the satisfaction of the following conditions:

          Section 3.01. Conditions Precedent to Commitments. At the time of the making of the Commitments hereunder on the Closing Date, all obligations of Borrower hereunder incurred prior to the Closing Date (including, without limitation, Borrower's obligations to reimburse the reasonable fees and expenses of counsel to the Lenders), shall have been paid in full, and the Lenders shall have received the following, in form and substance reasonably satisfactory in all respects to the Lenders:

          (a)  the duly executed counterparts of this Agreement;

          (b)  the duly completed Notes evidencing the Commitments;

          (c)  the Guaranty Agreements;

          (d) certificate of Borrower in substantially the form of Exhibit D attached hereto and appropriately completed;

          (e) certificates of the Secretary or Assistant Secretary of each of the Credit Parties (I) attaching and certifying copies of the resolutions of the boards of directors of the Credit Parties, authorizing as applicable the execution, delivery and performance of the Credit Documents, (ii) certifying (A) the name, title and true signature of each officer of such entities executing the Credit Documents, and (B) that the certificate or articles of incorporation and bylaws or comparable governing documents of each Credit Party have not been amended or modified since the version of such documents certified to the lenders under the Amended and Restated Credit Agreement;

          (f) certificates of good standing or existence, as may be avail able from the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party;

          (g) copies of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or by any material contractual obligation of the Credit Parties, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and the other documents to be ex ecuted and delivered hereunder, and such consents, authorizations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

          (h) the favorable opinion of counsel to the Credit Parties, in form and substance reasonably satisfactory to the Lenders.

In addition to the foregoing, the following conditions shall have been satisfied or shall exist, all to the satisfaction of the Lenders, as of the time the initial Loans are made hereunder:

          (x) the Loans to be made on the Closing Date and the use of proceeds thereof shall not contravene, violate or conflict with, or involve any Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other governmental authority; and

          (y) all corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Credit Documents shall be reasonably satisfactory in form and substance to the Lenders.

          Section 3.02. Conditions to All Loans. At the time of the making of all Loans (before as well as after giving effect to such Loans and to the proposed use of the proceeds thereof), the following conditions shall have been satisfied or shall exist:

          (a)  there shall exist no Default or Event of Default;

          (b) all representations and warranties by Borrower contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loans;

          (c) since the date of the most recent financial statements of the Consolidated Companies described in Section 7.07 of the Amended and Restated Credit Agreement, there shall have been no change which has had or could reasonably be expected to have a Materially Adverse Effect.

          (d) there shall be no action or proceeding instituted or pending before any court or other governmental authority or, to the knowledge of Borrower, threatened (i) which reasonably could be expected to have a Materially Adverse Effect, or (ii) seeking to prohibit or restrict one or more Credit Party's ownership or operation of any portion of its business or assets, or to compel one or more Credit Party to dispose of or hold separate all or any portion of its businesses or assets, where such portion or portions of such business(es) or assets, as the case may be, constitute a material portion of the total businesses or assets of the Consolidated Companies;

          (e) the Loans to be made and the use of proceeds thereof shall not contravene, violate or conflict with, or involve any Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other governmental authority applicable to Borrower; and

          (f) the Lenders shall have received such other documents or legal opinions as any Lender may reasonably request, all in form and substance reasonably satisfactory to the Lenders.

          Each request for a Borrowing and the acceptance by Borrower of the proceeds thereof shall constitute a representation and warranty by Borrower, as of the date of the Loans comprising such Borrowing, that the applicable conditions specified in Sections 3.01 and 3.02 have been satisfied.










                               ARTICLE IV

     REPRESENTATIONS AND WARRANTIES

     The Company hereby represents and warrants that all of the representations and warranties set forth in Article 6 of the Amended and Restated Credit Agreement, which representations and warranties are, for the benefit of the Lenders, incorporated by reference herein (including the definition of terms used therein which appear in other provisions of the Amended and Restated Credit Agreement, and the schedules attached thereto) are true and correct on and as of the date hereof; provided that (i) all references to the "Agent" and "Lenders" shall be deemed to mean the Lenders, (ii) all references to "this Agreement" or the "Credit Documents" shall be deemed to refer to this Agreement and the Credit Documents and the reference to "Loans" shall be deemed to refer to the Loans, and (iii) the words "hereunder" and "hereby" and the like shall be deemed to refer to this Agreement. In addition, the Borrower expressly represents and warrants that there has been no material adverse change in the business, condition or operations (financial or otherwise), or prospects of the Borrower and its Subsidiaries since the date of the last audited financial statements delivered by the Borrower to the lenders pursuant to the Amended and Restated Credit Agreement.


                               ARTICLE V

     COVENANTS


          Section 5.01. Covenants in Amended and Restated Credit Agreement. The Borrower covenants and agrees that, so long as any Loans or any other Obligations shall remain unpaid or the Commitments shall be outstanding, it will comply with each of the covenants set forth in Articles 7 and 8 of the Amended and Restated Credit Agreement, which covenants are, for the benefit of the Lenders, incorporated by reference herein (including the definition of the terms used therein which appear in other provisions of the Amended and Restated Credit Agreement and the schedules thereto), irrespective of whether the Amended and Restated Credit Agreement is terminated after the date hereof; provided that (i) all references to the "Agent" and the "Lenders" shall be deemed to mean the Lenders, (ii) all references to "this Agreement" or the "Credit Documents" shall be deemed to refer to this Agreement and the Credit Documents and the reference to "Loans" shall be deemed to refer to the Loans, (iii) the words "hereunder" and "hereby" and the like shall be deemed to refer to this Agreement. In the event of any amendment, consent, modification or waiver of the Amended and Restated Credit Agreement occurring after the date hereof, such amendment, consent, modification or waiver of the Amended and Restated Credit Agreement shall automatically be effective hereunder. In the event of the termination of the Amended and Restated Credit Agreement or in the event that either Lender is no longer a lender thereunder, the Borrower agrees to negotiate in good faith to enter into appropriate amendments and modifications to this Agreement to set forth the covenants governing the Borrower and its Subsidiaries herein but unless and until such amendments or modifications are in full force and effect, the terms and provisions of the Amended and Restated Credit Agreement incorporated herein by reference shall continue in full force and effect notwithstanding the termination or amendment thereof. The failure of the Borrower to comply with this Article VI shall constitute an Event of Default pursuant to this Agreement.

          Section 5.02. Additional Guarantors. Borrower shall cause each new Material Subsidiary reported to the Lenders pursuant to Section 7.07(l) of the Amended and Restated Credit Agreement, incorporated into this Agreement pursuant to Section 5.01 above, to execute and deliver to the Lenders, simultaneously with the report given pursuant to Section 7.07(l) of the Amended and Restated Credit Agreement, a Guaranty Agreement, together with related documents of the kind described in Section 3.01, as appropriate, all in form and substance satisfactory to the Lenders.


                               ARTICLE VI

     EVENTS OF DEFAULT

          Upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

          Section 6.01. Payments. Borrower shall fail to make promptly when due (including, without limitation, by mandatory prepayment) any principal payment with respect to the Loans, or Borrower shall fail to make within five (5) Business Days after the due date thereof any payment of interest, fee or other amount payable hereunder;

          Section 6.02. Section Covenants. Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement, other than those referred to in Sections 6.01, and, if capable of being remedied, such failure shall remain unremedied for 30 days after the earlier of (i)
Borrower's obtaining knowledge thereof, or (ii) written notice thereof shall have been given to Borrower by any Lender;

          Section 6.03. Representations. Any representation or warranty made or deemed to be made by Borrower or any other Credit Party or by any of its officers under this Agreement or any other Credit Document (including the Schedules attached thereto), or any certificate or other document submitted to the Lenders by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted;

          Section 6.04. Defaults Under Amended and Restated Credit Agreement. Any Event of Default (as defined in the Amended and Restated Credit Agreement) has occurred and is continuing;

          Section 6.05. Bankruptcy. Borrower or any other Consolidated Company shall commence a voluntary case concerning itself under the Bankruptcy Code or an involuntary case for bankruptcy is commenced against any Consolidated Company and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of any Consolidated Company; or any Consolidated Company commences proceedings of its own bankruptcy or to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Consolidated Company or there is commenced against any Consolidated Company any such proceeding which remains undismissed for a period of 60 days; or any Consolidated Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Consolidated Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Consolidated Company makes a general assignment for the benefit of creditors; or any Consolidated Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Consolidated Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Consolidated Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by any Consolidated Company for the purpose of effecting any of the foregoing;

          Section 6.06. Default Under Other Credit Documents. There shall exist or occur any "Event of Default" as provided under the terms of any other Credit Document, or any Credit Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Borrower or any other Credit Party, or at any time it is or becomes unlawful for Borrower or any other Credit Party to perform or comply with its obligations under any Credit Document, or the obligations of Borrower or any other Credit Party under any Credit Document are not or cease to be legal, valid and binding on Borrower or any such Credit Party;

then, and in any such event, and at any time thereafter if any Event of Default shall then be continuing, either Lender shall, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of any other Lender or the holder of any Note to enforce its claims against Borrower or any other Credit Party: (i) declare its Commitments terminated; and (ii) declare the principal of and any accrued interest on the Loans owing to such Lender, and all other Obligations owing to such Lender hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided, that, if an Event of Default specified in Section 6.05 shall occur, all Commitments shall automatically be terminated and the principal of and any accrued interest on the Loans and all other Obligations shall automatically and immediately become due and payable, in each case without the giving of any notice.


                               ARTICLE VII

     MISCELLANEOUS

          Section 7.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Lenders shall not be effective until received.

          Section 7.02. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          Section 7.03. No Waiver; Remedies Cumulative. No failure or delay on the part of any Lender or any holder of a Note in exercising any right or remedy hereunder or under any other Credit Document, and no course of dealing between any Credit Party and any Lender or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Credit Docu ment preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Credit Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lenders or the holder of any Note to any other or further action in any circumstances without notice or demand.

          Section 7.04.  Payment of Expenses, Etc.  Borrower shall:

          (i) whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Lenders in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Lenders with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Default or Event of Default, refinancing, renegotiation or restructuring of, this Agreement and the other Credit Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Lenders), and in the case of enforcement of this Agreement or any Credit Document after an Event of Default, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and disbursements of counsel), for any of the Lenders;

          (ii) subject, in the case of certain Taxes, to the applicable provisions of Section 2.09(b), pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Notes and any other Credit Documents, any collateral described therein, or any payments due thereunder, and save each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes; and

          (iii) indemnify each Lender, and their respective officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them (whether or not any of them is designated a party thereto) (an "Indemnitee") arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of the proceeds of any of the Loans or any Credit Party's entering into and performing of the Agreement, the Notes, or the other Credit Documents, including, without limitation, the reasonable fees actually incurred and disbursements of counsel (including foreign counsel) incurred in connection with any such investigation, litigation or other proceeding; provided, however, Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct;

          (iv)  without limiting the indemnities set forth in subsection
(iii) above, indemnify each Indemnitee for any and all expenses and costs (including without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after any Credit Party's ownership, operation, possession or control of its business, property or facilities or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including without limitation damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including without limitation in all cases the reasonable fees actually incurred, other charges and disburse ments of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Credit Document or any related documents (but excluding those incurred, suffered or sustained by any Indemnitee as a result of any action taken by or on behalf of the Lenders with respect to any Subsidiary of Borrower (or the assets thereof) owned or controlled by the Lenders.

If and to the extent that the obligations of Borrower under this Section
7.04 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

          Section 7.05. Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Note shall, upon the occurrence of any Event of Default and whether or not such Lender or such holder has made any demand or any Credit Party's obligations are matured, have the right to appropriate and apply to the payment of any Credit Party's obligations hereunder and under the other Credit Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder. Each Lender shall promptly notify Borrower of any offset hereunder.

          Section 7.06.  Benefit of Agreement.

          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders.

          (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

          (c) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it and the Notes held by it) to any Eligible Assignee; provided, however, that (i) the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is an Affiliate of the assigning Lender, and (ii) the amount of the Commitments, in the case of the Commitments, or Loans, in the case of assignment of Loans, of the assigning Lender subject to each assignment (determined immediately prior to such assignment) shall not be less than $5,000,000. From and after the effective date of such assignment, the assignee thereunder shall be a party hereto and to the extent of the inter est assigned shall have the rights and obligations of a Lender under this Agreement. Notwithstanding the foregoing, the assigning Lender must retain after the consummation of such Assignment and Acceptance, a minimum aggregate amount of Commitments or Loans, as the case may be, of $5,000,000; provided, however, no such minimum amount shall be required with respect to any such assignment made at any time there exists an Event of Default hereunder. Within five (5) Business Days after receipt of the notice of an assignment, Borrower, at its own expense, shall execute and de liver to the assignee and the assignor, in exchange for the surrendered Note or Notes of the assignor, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitments or Loans assumed by it and new Note or Notes to the assigning Lender in the amount of its retained Commitment or Commitments or amount of its retained Loans. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the date of the surrendered Note or Notes which they replace, and shall otherwise be in substantially the form attached hereto.

          (d) Each Lender may, without the consent of Borrower, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments in the Loans owing to it and the Notes held by
it), provided, however, that (i) no Lender may sell a participation in its aggregate Commitments or Loans (after giving effect to any permitted assignment hereof) in an amount in excess of fifty percent (50%) of such aggregate Commitments or Loans, provided, however, sales of participations to an Affiliate of such Lender shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Event of Default hereunder,
(ii) such Lender's obligations under this Agreement shall remain unchanged,
(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the participating bank or other entity shall not be entitled to the benefit (except through its selling Lender) of the cost protection provisions contained in Article III of this Agreement, and (v) Borrower and other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents, and such Lender shall retain the sole right to enforce the obligations of Borrower relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement. Any Lender selling a participation hereunder shall provide prompt written notice to Borrower of the name of such participant.

          (e) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower or the other Consolidated Companies furnished to such Lender by or on behalf of Borrower or any other Consolidated Company. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of the confidential nature of the information,
(ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to Borrower unless otherwise prohibited by the subpoena, order or law), and
(iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Lender or Borrower relating to such confidential information unless otherwise properly disposed of by such entity.

          (f) Any Lender may at any time assign all or any portion of its rights in this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

          (g) If (i) any Taxes referred to in Section 2.09(b) have been levied or imposed so as to require withholdings or deductions by Borrower and payment by Borrower of additional amounts to any Lender as a result thereof, (ii) any Lender shall make demand for payment of any material additional amounts as compensation for increased costs pursuant to
Section 2.12 or for its reduced rate of return pursuant to Section 2.18, or
(iii) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or the other Credit Documents requested by Borrower, then and in such event, upon request from Borrower delivered to such Lender, such Lender shall assign, in accordance with the provisions of
Section 7.06(c), all of its rights and obligations under this Agreement and the other Credit Documents to another Lender or an Eligible Assignee selected by Borrower, in consideration for the payment by such assignee to the Lender of the principal of, and interest on, the outstanding Loans accrued to the date of such assignment, and the assumption of such Lender's Commitment hereunder, together with any and all other amounts owing to such Lender under any provisions of this Agreement or the other Credit Documents accrued to the date of such assignment.

          Section 7.07.  Governing Law; Submission to Jurisdiction.

          (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE
PARTIES HEREUNDER AND UNDER THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND BORROWER HEREBY IR REVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

          (c) BORROWER HEREBY IRREVOCABLY DESIGNATES THE CORPORATION SERVICE COMPANY, ATLANTA, GEORGIA, AS ITS DESIGNEE, APPOINTEE AND LOCAL AGENT TO RECEIVE, FOR AND ON BEHALF OF BORROWER, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES OR ANY DOCUMENT RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH LOCAL AGENT WILL BE PROMPTLY FORWARDED BY SUCH LOCAL AGENT AND BY THE SERVER OF SUCH PROCESS BY MAIL TO BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, BUT THE FAILURE OF BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BE COME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

          (d) Nothing herein shall affect the right of any Lender, any holder of a Note or any Credit Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

          Section 7.08. Independent Nature of Lenders' Rights. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights pursuant to this Agreement and its Notes, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

          Section 7.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          Section 7.10.  Effectiveness; Survival.

          (a) This Agreement shall become effective on the date (the "Effective Date") on which all of the parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to counsel for SunTrust pursuant to Section 7.01 or, in the case of the Lenders, shall have given written or telex notice (actually received) to counsel to SunTrust that the same has been signed and mailed to them.

          (b)  The obligations of Borrower under Sections 2.09(b),
2.12, 2.14, 2.15, 2.18, and 7.04 hereof shall survive for ninety (90) days after the payment in full of the Notes after the Final Maturity Date. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Credit Documents, and such other agreements and documents, the making of the Loans hereunder, and the execution and delivery of the Notes.

          Section 7.11. Severability. In case any provision in or obligation under this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          Section 7.12. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

          Section 7.13. Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Credit Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

          Section 7.14. Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Credit Documents.

          Section 7.15. Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower and Lenders agree that, should any provision of this Agreement or of the Notes, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lenders by Borrower under this Agreement.

          Section 7.16. Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, the Lenders and their respective agents have participated in the preparation hereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Atlanta, Georgia, by their duly authorized officers as of the day and year first above written.


                               BORROWER:

                               HUGHES SUPPLY, INC.


Address for Notices:           _______________________________
20 N. Orange Avenue            J. Stephen Zepf
Suite 200                      Treasurer
Orlando, Florida  32801

Attention: J. Stephen Zepf     _______________________________
                               Benjamin Butterfield
                               Secretary





Address for Notices:           SUNTRUST BANK, CENTRAL FLORIDA,
                               NATIONAL ASSOCIATION

200 S. Orange Avenue
4th Floor                      By: ______________________________
Orlando, Florida  32802              Name:
Attn: Mr. Bill Barr                  Title:

Telecopy No. 407/237-6894


Payment Office:

200 S. Orange Avenue
4th Floor
Orlando, Florida 32802

________________________________

Commitment: $25,000,000

Pro Rata Share of Commitment: 50%


Address for Notices:           FIRST UNION NATIONAL BANK


100 S. Ashley Drive
Suite 100
Tampa, Florida 33602           By: ______________________________
Attn: Ms. Mary Doonan                Name:
                                     Title:

Telecopy No. 407/649-5732


Payment Office:

20 N. Orange Avenue
Orlando, Florida 32801

________________________________

Commitment: $25,000,000

Pro Rata Share of Commitment: 50%